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                                                                   EXHIBIT 12.01


                   SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN MILLIONS, EXCEPT RATIO)

                                                        Six months ended
                                                            June 30,
                                                       ------------------
                                                       1997          1996
                                                       ----          ----

Earnings before income taxes                          $  787        $  740
                                                      ------        ------

Interest expense                                         926           713

Portion of rentals deemed to be interest                  28            29
                                                      ------        ------

  Total fixed charges                                    954           742
                                                      ------        ------

Earnings before income taxes and fixed charges        $1,741        $1,482
                                                      ======        ======

Ratio of earnings to fixed charges                     1.82x         2.00x
                                                      ======        ======